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EXHIBIT 10.36  Employment Agreement with Michael Rich Dated August 29, 1999

                                 August 26, 1999



Michael Rich
2825 S.W. 132 Way
Davie, FL  33330


Dear Michael:

We at Oriole Homes ("Oriole") are pleased to extend you an offer and confirm your acceptance of employment as our Vice President of Sales and Marketing for Oriole at our Delray Beach Corporate Headquarters. This letter outlines the principal terms of our relationship. Please verify that all issues have been addressed to your satisfaction so that an announcement may be made (handwritten) (as soon as appropriate).

START DATE:                October 4, 1999

BASE SALARY:               An annualized base salary of $175,000 for the period
                           of October 4, 1999 to October 3, 2000. Effective
                           October 4, 2000, your annualized base salary will be reduced to $150,000. Salary is paid every other week and is subject to the customary withholding.

BONUS: Assuming that you are an employee in good standing, on October 4, 2000 you will receive a $25,000 bonus. Thereafter, you will be eligible to receive an annual bonus based upon the achievement of objective targeted performance goals (the "Target Goals") determined each calendar year by the President of Oriole in consultation with you. The Target Goals may be comprised of fixed financial criteria and subjective non-financial criteria.

STOCK OPTIONS:             Upon starting, you will be granted 10,000 options
                           pursuant to the Employee Stock Option Plan ("The
                           Plan") to purchase Oriole Homes stock. The option price of the stock options will be the market price on October 4, 1999. These options will vest provided that you are an employee in good standing on October
                           5, 2001. An additional 10,000 stock options may be earned through the achievement of mutually agreed upon goals. Should there be a change in control as defined in Paragraph 8(b) of The Plan, prior to October 5, 2001, and you are an employee in good standing at the time, the stock options will immediately vest. Thereafter, the stock options will vest only in accordance with their terms.

TERM: Nothing in this Agreement shall be deemed to prohibit Oriole from terminating your employment at any time with or without notice for any reason whatsoever, provided however, if Oriole should terminate your employment for any reason other than Cause (as defined below) prior to October 3, 2001, Oriole Homes will pay






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Michael Rich
August 26, 1999


                           you one times your then current annual base salary. Subject to your signing a release and cooperation agreement with Oriole. For "Cause", is defined as (A) willful acts or willful failures to act constituting gross neglect or material insubordination regarding your duties, responsibilities and limitations; (B) your conviction of a felony; (C) a good faith finding by the Board of Directors of Oriole of any act of fraud or malicious action by you; (D) any other material breach of your duties and responsibilities, but only if, such breach has not been cured or effectively commenced, in Oriole's discretion, within 15 days of written notice to you or (E) failure on your part to initially pass drug testing and to comply with Oriole's drug and alcohol free workplace policy.

BENEFITS:                  You will receive a $500 per month car allowance, a
                           $100 per month cell phone allowance and two weeks vacation. Oriole will pay your COBRA costs for insurance until you are eligible to enroll in Oriole's plan. All other benefits information will be provided to you upon starting and will be on the same basis and subject to the same qualifications as other employees of Oriole.

If you have any questions, please do not hesitate to call. We would appreciate it if after reading this document you would execute the attached, indicating your agreement with the terms and conditions stated herein and return it in the enclosed envelope. There is an original enclosed for your records as well.


Sincerely,


/s/ Mark levy
-------------------------
Mark Levy
President


Agreed:



/s/ Michael Rich
-------------------------
Michael Rich



Date: 08/29/99